As filed with the Securities and Exchange Commission on March 19, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

________________

AngloGold Limited

(Exact name of Registrant as specified in its charter)

South Africa

(State or other jurisdiction of

incorporation or organization)

Not Applicable

(I.R.S. Employer

Identification Number)

11 Diagonal Street

Johannesburg, 2001

(P.O. Box 62117, Marshalltown, 2107)

South Africa

(Address of Registrant's principal executive offices)

AngloGold Limited Share Incentive Scheme

(as amended through April 30, 2002)

(Full title of the plan)

_______________

AngloGold North America Inc.

7400 East Orchard Road, Suite 350

Greenwood Village, CO 80111

Tel: +1 (303) 889-0700

(Name, address and telephone number of agent for service)

_______________

Copies to:

Doreen E. Lilienfeld, Esq.

Shearman & Sterling LLP

Broadgate West

9 Appold Street

London, England EC2A 2AP

Tel: +44 (0)20 7655 5942

CALCULATION OF REGISTRATION FEE

Title of Securities to be

Registered

Amount to be

Registered (2)

Proposed Maximum

Offering Price per

Share(3)

Proposed Maximum

Aggregate Offering

Price(3)

Amount of

Registration Fee

Ordinary Shares of AngloGold Limited,
par value ZAR0.25 per share(1)

1,000,000                         $42.63                 $42,630,000

$5,052.80

(1)

The ordinary shares may be represented by American Depositary Receipts ("ADRs"), each of which currently represents one ordinary share. A separate registration statement on Form F-6 (Registration No. 333-14066) has been filed for the registration of American Depositary Shares evidenced by the ADRs issuable upon the deposit of the ordinary shares registered hereby.

(2)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), there is also being registered such number of additional shares that may become available for purchase pursuant to the AngloGold Limited Share Incentive Scheme (as amended) in the event of certain changes in the outstanding ordinary shares, including reorganizations, mergers, recapitalizations, restructurings, stock dividends, stock splits, reverse stock splits and reclassifications.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices for the Registrant's ADRs representing the Registrant's ordinary shares reported on the New York Stock Exchange on March 17, 2004.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

TO FORM S-8

The contents of our Registration Statement on Form S-8 (File No. 333-10990),

filed with the Securities and Exchange Commission (the "Commission") on October 8, 1999 (the "Prior Registration Statement"), and our two Current Reports on Form 6-K, furnished to the Commission on March 19, 2004, are hereby incorporated by reference.

Explanatory Statement

This Registration Statement covers 1,000,000 ordinary shares of AngloGold

Limited that may be offered and sold from time to time under the AngloGold Limited Share Incentive Scheme (as amended through April 30, 2002) (the "Scheme").

The Prior Registration Statement covered 189,000 Shares (as adjusted) subject to then currently outstanding awards and 309,000 (as adjusted) Shares available for future issuances under the Scheme, for an aggregate number of 498,000 Shares.

1

At the general meeting held on

April 30, 2002, our shareholders approved amendments to the Scheme that provide for the grant of performance related options, which may be exercised in full three years after the date of grant, subject to the attainment of specified performance conditions. Performance related options are the only type of option which may be presently granted under the Scheme. Prior to such amendments, options granted under the Scheme vested over a five-year period on the second, third, fourth and fifth anniversaries of the date of grant. No further time vested options will be granted and February 1, 2012 is the last date that these options may be exercised, or they will lapse.

In addition to the amendments approved at the general meeting of the Registrant's shareholders held on April 30, 2002, there have been several other minor amendments made to the Scheme.

.

1

The Prior Registration Statement as filed with the SEC on October 8, 1999, registered 94,500 ordinary shares of the Registrant subject to outstanding awards under the Scheme and 154,500 ordinary shares of the Registrant available for future awards under the Scheme. Such ordinary shares of the Registrant then had a par value of ZAR0.50 each. The Registrant effected a two-for-one share split, which became effective at the close of business on December 24, 2002, resulting in an aggregate number of 498,000 ordinary shares being registered on the Prior Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, AngloGold

Limited, a corporation duly organized and existing under the laws of the Republic of South Africa, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Johannesburg, South Africa on the 16 th

day of March 2004.

AngloGold Limited

By: /s/ Kelvin H Williams

Name: Kelvin H Williams
Title: Executive Director, Marketing

POWER OF ATTORNEY

Each of the undersigned do hereby constitute and appoint Jonathan G Best, Kelvin H Williams,

Yedwa Z Simelane and Christopher R Bull and each of them, individually, his or her true and lawful attorneys-in- fact and agents, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                                          Title

/s/ Robert M Godsell

Robert M Godsell

/s/ Russell P Edey

Chief Executive Officer

and Director (Principal Executive Officer)

Russell P Edey

Chairman and Non-Executive Director

Jonathan G Best

/s/ David L Hodgson

Executive Director (Finance)

(Principal Financial Officer and

Principal Accounting Officer)

David L Hodgson

/s/ Kelvin H Williams

Chief Operating Officer and Executive Director

Kelvin H Williams

/s/ Frank B Arisman

Executive Director (Marketing)

Frank B Arisman

/s/ Elisabeth R Bradley

Director (Non-Executive)

Elisabeth R Bradley

Director (Non-Executive)

Signature                                                           Title
/s/ Colin B Brayshaw
Colin B Brayshaw
/s/ Anthony W Lea
Director (Non-Executive)
Anthony W Lea
Director (Non-Executive)
/s/ Thokoana J Motlatsi
Thokoana J Motlatsi
/s/ William A Nairn
Deputy Chairman and Director (Non-Executive)
William A Nairn
Director (Non-Executive)
Nicholas F Oppenheimer
/s/ Julian Ogilvie Thompson
Director (Non-Executive)
Julian Ogilvie Thompson
Director (Non-Executive)
Anthony J Trahar
/s/ Peter V O'Connor
Director (Non-Executive)
Peter V O'Connor
/s/ David D Barber
Authorized Representative
In the United States
David D Barber
/s/ Arthur H Calver
Alternate Director
Arthur H Calver
/s/ Peter G Whitcutt
Alternate Director
Peter G Whitcutt
Alternate Director

Exhibit Index

The following exhibits are filed as part of this Registration Statement:

Exhibit No.

Description of Document

4.1

Memorandum and Articles of Association of AngloGold Limited (incorporated by reference from the Registrant's Registration Statement on Form F-3, File No. 333-101891, as filed with the Commission on December 17, 2002).

4.2

Form of Amended and Restated Deposit Agreement, dated as of June 26, 1998, and as amended as of August 5, 1998, among AngloGold Limited, The Bank of New York, as depositary, and all holders from time to time of ADRs issued thereunder (incorporated by reference from the Registration Statement on Form F-6, File No. 333-14066, as filed with the Commission).

4.3

Proposed Revised Form of Amended and Restated Deposit Agreement (incorporated by reference from Post-Effective Amendment No. 1 to the Registration Statement on Form F-6, File No. 333-14066, as filed with the Commission on December 12, 2002).

4.4

AngloGold Limited Share Incentive Scheme (as amended through April 30, 2002) (incorporated by reference from Exhibit 19.4(c) of the Registrant's Annual Report on Form 20-F as filed with the Commission on June 28, 2002).

5*

Opinion of Mervyn Taback Incorporated as to the legality of the shares being registered.

23.1*

Consent of Ernst & Young, Independent Accountants of AngloGold Limited.

23.2*

Consent of Mervyn Taback Incorporated (included in Exhibit 5).

24*

Power of Attorney (included on signature pages).

* Filed herewith.

EXHIBIT 5
LEGAL OPINION
TABACKS
ATTORNEYS
First Floor
21 West Street
Houghton 2198
Johannesburg
PO Box 3334
Houghton 2041
South Africa
Tel +27 11 483 1571
Fax +27 11 483 1503
Fax +27 11 483 0601
DX 375 Johannesburg
Email evb@tabacks.com
Website www.tabacks.com
Your Ref
Our Ref
Ms E van Biljon/ea/ANGL3 EB107
Date
15 March 2004
The United States Securities and
Exchange Commission
450 Fifth Street, NW
Washington, DC
USA 20549

Dear Sirs

OPINION IN RESPECT OF THE LEGALITY OF THE ISSUANCE OF UP TO 1 000 000 SHARES IN THE CAPITAL OF ANGLOGOLD LIMITED PURSUANT TO THE ANGLOGOLD SHARE INCENTIVE SCHEME

We have acted as South African legal advisers to AngloGold Limited (the "Company") in connection with the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the offering of up to 1,000,000 Ordinary Shares, par value ZAR0.25 per share (the "Shares"), of the Company, to be issued pursuant to the AngloGold Limited Share Incentive Scheme (as amended) (the "Scheme").
In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate as the basis for the opinion hereinafter expressed.
In the context of such examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to the originals of all documents presented to us as copies and the authenticity of the originals of such documents. In rendering our opinion, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Company.
We are admitted to practice as Mervyn Taback Incorporated in the Gauteng Province of South Africa. Our opinion set forth below is limited to the laws of South Africa as in effect on the date hereof, and we do not express any opinion herein as to the effect of the laws of any other jurisdiction.
Upon the basis of such examination, and subject to any matter not disclosed to us by the parties concerned and having regard for such legal considerations as we deem relevant, we are of the opinion that any Shares to be issued upon the exercise of any options granted under the Scheme, to the extent that they are issued in compliance with the provisions of the Scheme, the Company's memorandum and articles of association and the then-applicable law, will be validly issued, fully paid, and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required by the Act or by the General Rules and Regulations promulgated thereunder.
Yours faithfully
/s/ELIZE VAN BILJON

ELIZE VAN BILJON
MERVYN TABACK INC

EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-
101891 and 333-101891-01) of AngloGold Limited and the Registration Statement on Form S-8 (File No. 333-10990) of AngloGold Limited of our report dated February 13, 2004, with respect to the consolidated financial statements of AngloGold Limited included in the Annual Report (Form 20-F) for the year ended December 31, 2003.
/s/
Ernst
&
Young
Registered
Accountants
and
Auditors
Chartered
Accountants
(S.A.)
Johannesburg
Republic of South Africa
March 18, 2004